    Exhibit 10.26

NEW JERSEY NATURAL GAS COMPANY

Deferred Stock Retention Award Agreement

This Deferred Stock Retention Award Agreement (the "Agreement"), which includes the attached “Terms and Conditions of Deferred Stock,” confirms the grant on November 11, 2008 (the “Grant Date”) by NEW JERSEY NATURAL GAS COMPANY, a New Jersey corporation (the "Company"), to KATHLEEN T. ELLIS ("Employee"), under Section 6(e) of the 2007 Stock Award and Incentive Plan (the "Plan"), of Deferred Stock as follows:

Based upon her contribution to the success of New Jersey Natural Gas Company (“NJNG”) in fiscal year 2008, Employee is hereby awarded a deferred stock retention award (“Retention Award”) of 4,947.696 deferred stock units of New Jersey Resources Corporation (“NJR”) common stock issued under the Plan (“Deferred Stock”). No dividends or distributions on NJR Common Stock will be applied to the Deferred Stock.

Beginning on November 11, 2011, the Retention Award will be paid to Employee in quarterly installments on the following schedule:

This payout will be in the form of fully transferable shares of NJR common stock. In addition, if not previously forfeited, the Retention Award will be paid in full upon a Change in Control, and will be immediately paid upon the occurrence of certain events relating to Disability and death to the extent provided in Section 3 of the attached Terms and Conditions.

Conditions to Retention Award:  Employee is not required to continue his/her employment with NJNG in order to receive distribution of the Retention Award. However, NJNG’s obligation to pay the Retention Award and Employee’s right to distribution of the Retention Award are conditioned upon the following:

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Employee shall not assume an executive officer position of a company engaged in the distribution of retail and/or wholesale energy services, including, but not limited to, energy trading, within the state of New Jersey;

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Employee shall not solicit NJR’s or any of its subsidiaries’ customers, vendors or employees including, but not limited to, by interaction with existing or prospective customers, vendors or employees of NJR or any of its subsidiaries that takes place in an effort to establish, maintain and/or further a business relationship with such customers, vendors or employees, diversion of a customer’s or prospective customer’s business from NJR or any of its subsidiaries or by other interference with NJR’s or any of its subsidiaries’ business with an existing or prospective customer, vendor or employee, even if such customer, vendor or employee initiates contact with you;

•	Employee shall not disclose any confidential information related to NJR’s or any of its subsidiaries’ business plans or practices;
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Employee shall not make any statements, either verbally or in writing, that are disparaging with regard to NJR or any of its subsidiaries (including, but not limited to, NJNG) or their respective executives and Board members; and

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Employee shall not engage in any financial or other misconduct that results in the termination of Employee’s employment for “Cause.”  For purposes of this letter, "Cause" means (A) conviction of a felony or the entering by Employee of a plea of nolo contendere to a felony charge, (B) Employee’s gross neglect, willful malfeasance or willful gross misconduct in connection with Employee’s employment hereunder which has had a significant adverse effect on the business of NJR or any of its subsidiaries, unless Employee reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of NJR or any of its subsidiaries, or (C) repeated material violations by Employee of his or her obligations under any applicable employment agreement or policy of NJR or any of its subsidiaries, which have continued after written notice thereof from NJR or any of its subsidiaries, which violations are demonstrably willful and deliberate on Employee’s part and which result in material damage to NJR or any of its subsidiaries’ business or reputation.

If it is determined by the Leadership Development and Compensation Committee of the NJR Board of Directors that Employee has engaged in any of the above activities prior to full distribution of the Retention Award, any unpaid portion of the Retention Award will be forfeited.

The value of the Retention Award will not be taxable to Employee until it is distributed and will, at that time, be equal to the value of the current fair market value of the shares of NJR common stock.  Required withholding taxes will be deducted in the form of shares from the share payout as described in Section 7(c) of the attached Terms and Conditions, unless Employee has elected at least 90 days prior to payout to satisfy the tax obligations by other means.

The Retention Award will not be considered as compensation for purposes of any pension or retirement plan, or other plan that provides for benefits based on Employee’s level of compensation.

The Retention Award and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer of employee of NJR or any of its subsidiaries for any period of time, or at any particular rate of compensation.

The validity, construction, and effect of this Agreement and the Retention Award shall be determined in accordance with the laws (including those governing contracts) of the state of New Jersey, without giving effect to principles of conflicts of laws, and applicable federal law.

If any provision in this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby. In the event that any provision of this Agreement is not enforceable in accordance with its terms, such provision shall be reformed to make it enforceable in a manner which provides NJR and its subsidiaries the maximum rights permitted by law.

The terms of this Retention Award are governed by the Plan and this Agreement, including the attached Terms and Conditions.  Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

Employee acknowledges and agrees that (i) receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof, (ii) the Deferred Stock is nontransferable, except as provided in Section 2 of the attached Terms and Conditions and Section 11(b) of the Plan, (iii) the Deferred Stock is subject to forfeiture as described above in certain limited circumstances prior to payout, and (iv) sales of the shares following payout of the Deferred Stock will be subject to the Company's policy governing the purchase and sale of NJR securities.

IN WITNESS WHEREOF, NEW JERSEY NATURAL GAS COMPANY has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

/s/Laurence M. Downes
LAURENCE M. DOWNES
Chairman and Chief Executive Officer

Acknowledged

/s/Kathleen T. Ellis                                                      12/31/08
KATHLEEN T. ELLIS                                                    Date

TERMS AND CONDITIONS OF DEFERRED STOCK

The following Terms and Conditions apply to the Deferred Stock granted to Employee by NEW JERSEY NATURAL GAS COMPANY (the "Company"), as specified in the Deferred Stock Retention Award Agreement (of which these Terms and Conditions form a part).  Certain terms and conditions of the Retention Award, including the number of shares granted and payment date(s), are set forth on the preceding pages, which are an integral part of this Agreement.

1.           General.  The Deferred Stock is granted to Employee under the Company's 2007 Stock Award and Incentive Plan (the "Plan"), a copy of which has been previously delivered to Employee and/or is available upon request to the Human Resources Department.  All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein.  Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.  If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern.  Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Leadership Development and Compensation Committee of the Company's Board of Directors (the "Committee") made from time to time.

      2.           Nontransferability.  Until such time as the Deferred Stock has been distributed in accordance with the terms of this Agreement, Employee may not transfer Deferred Stock or any rights hereunder to any third party other than by will or the laws of descent and distribution except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 11(b) of the Plan.  This restriction on transfer precludes any sale, assignment, pledge, or other encumbrance or disposition of the shares of Deferred Stock (except for forfeitures to the Company).

3.           Early Payment Provisions. The following provisions will govern the payment of the Deferred Stock that is outstanding at the time of Employee's death or Disability:

(a)           Death.  In the event of Employee's death, the unpaid Deferred Stock will be paid immediately to the Employee’s Beneficiary.

(b)           Disability.  In the event of Employee’s Disability (as defined below), the unpaid Deferred Stock will be paid immediately to the Employee.

"Disability" means Employee has been unable to engage in any substantial gainful activity for a period of six consecutive months by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  The Company and Employee shall agree on the identity of a physician to resolve any question as to Employee's disability.  If the Company and Employee cannot agree on the physician to make such determination, then the Company and Employee shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination.  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

4.           Dividends and Adjustments.

(a)           Dividends. No dividends or distributions on NJR Common Stock will be applied to the Deferred Stock.

(b)           Adjustments.  The number and kind of shares of Deferred Stock, the number of such shares to be distributed and other terms and conditions of Deferred Stock or otherwise contained in this Agreement, other than the time and form of payment of the Deferred Stock, shall be appropriately adjusted, in order to prevent dilution or enlargement of Employee’s rights hereunder, to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 11(c) of the Plan, taking into account any Deferred Stock or other amounts paid or credited to Employee in connection with such event under Section 4(a) hereof, in the sole discretion of the Committee subject to the requirements of Code Section 409A.The Committee may determine how to treat or settle any fractional share resulting under this Agreement.

5.           409A Award.  The Deferred Stock payable under the Agreement is a 409A Award and is subject to all applicable terms and conditions set forth in Section 11(k) of the Plan.  All provisions of the Agreement shall be interpreted in a manner as to comply with Section 11(k) of the Plan and Code Section 409A.

6.           Other Terms of Deferred Stock.

(a)           Voting and Other Shareholder Rights.  Employee shall not be entitled to vote Deferred Stock on any matter submitted to a vote of holders of Common Stock, and shall not have all other rights of a shareholder of the Company until the Deferred Stock is distributed to Employee as described in the Agreement.

(b)           Consideration for Grant of Deferred Stock.  Employee shall not be required to pay cash consideration for the grant of the Deferred Stock, but Employee's performance of services to the Company prior to the payout of the Deferred Stock shall be deemed to be consideration for this grant of Deferred Stock.

            (c)           Insider Trading Policy Applicable.  Employee acknowledges that sales of shares resulting from Deferred Stock that have been distributed will be subject to the Company's policies governing the purchase and sale of Company securities.

(d)           Certificates Evidencing Deferred Stock.  On the date any Deferred Stock subject to the Retention Award becomes payable (the “Payment Date”), such Deferred Stock shall be paid by the Company delivering to the Employee, a number of shares of NJR common stock equal to the number of shares of Deferred Stock that become payable upon that Payment Date. The Company shall issue the shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Employee. Delivery of any certificates will be made to the Employee’s last address reflected on the books of the Company unless the Company is otherwise instructed in writing. Neither the Employee nor any of the Employee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Deferred Stock that are so paid.

(e)           Stock Powers.  Employee agrees to execute and deliver to the Company one or more stock powers, in such form as may be specified by the General Counsel, authorizing the transfer of the Deferred Stock to the Company, at the Grant Date or upon request at any time thereafter.

7.           Employee Representations and Warranties and Release.  As a condition to any non-forfeiture of the Deferred Stock that would be distributed to Employee upon Disability, the Company may require Employee (i) to make any representation or warranty to the Company as may be required under any applicable law or regulation, and (ii) to execute a release from claims against the Company arising at or before the date of such release, in such form as may be specified by the Company.

8.           Miscellaneous.

(a)           Binding Agreement; Written Amendments.  This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties.  This Agreement constitutes the entire agreement between the parties with respect to the Deferred Stock, and supersedes any prior agreements or documents with respect to the Deferred Stock.  No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Employee with respect to the Deferred Stock shall be valid unless expressed in a written instrument executed by Employee.  All amendments must comply with the requirements of Code Section 409A.

(b)           Governing Law.  The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of New Jersey, without giving effect to principles of conflicts of laws, and applicable federal law.

(c)           Mandatory Tax Withholding.  Unless otherwise determined by the Committee, at the time of payment of the Deferred Stock to Employee, the Company will withhold from any Shares deliverable, in accordance with Section 11(d)(i) of the Plan, the number of Shares having a value nearest to, but not exceeding, the amount of income and employment taxes required to be withheld under applicable local laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities.  Employee will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon payment of the Deferred Stock.

(e)           Notices.  Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President, Corporate Services, and any notice to Employee shall be addressed to Employee at Employee’s address as then appearing in the records of the Company.

(f)           Shareholder Rights.  Employee and any Beneficiary shall not have any rights with respect to Shares (including voting rights) covered by this Agreement prior to the settlement and distribution of the Shares as specified herein.